Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Debt Exchanges and Discloses Receipt of Continued Listing Standard Notice from NYSE

Company Reduces Long-Term Debt by ~$548 Million

HOUSTON, TEXAS — August 27, 2015 — Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today announced that it has entered into privately negotiated exchange agreements with certain holders of its outstanding unsecured debt securities as part of its efforts to deleverage the Company’s balance sheet.

Halcón has agreed to issue approximately $1.02 billion aggregate principal amount of new 13.00% Third Lien Senior Secured Notes due 2022 (the “New Notes”) in exchange for approximately $1.57 billion aggregate principal amount of its outstanding unsecured debt securities (the “Existing Notes”) as follows:

•                  $497.2 million of its 9.75% Senior Unsecured Notes due 2020;

•                  $774.7 million of its 8.875% Senior Unsecured Notes due 2021; and

•                  $294.3 million of its 9.25% Senior Unsecured Notes due 2022

Floyd C. Wilson, Chairman and Chief Executive Officer, stated, “Not only do these exchanges result in a material reduction to our long-term debt, they also effectively improve our leverage profile by almost a full turn and reduce our annual cash interest expense by approximately $12 million.  We remain steadfast in our mission to continue improving our balance sheet and are confident we will emerge from this downturn a much stronger company.”

The Company expects to close the debt exchanges within 10 business days, subject to customary closing conditions, including an amendment to its senior secured revolving credit facility to, among other things, permit the issuance of the New Notes and reduce the borrowing base by $50 million to $850 million.  Halcón currently expects the borrowing base to remain unchanged at $850 million as a result of the regularly scheduled fall redetermination.

The New Notes have not been registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

Jefferies LLC and J.P. Morgan Securities LLC acted as placement agents to the Company for the debt exchanges.

Halcón also disclosed that on August 25, 2015, it received notice from the New York Stock Exchange (the “NYSE”) that the price of its common stock has fallen below the NYSE’s continued listing standard. The NYSE requires that the average closing price of a listed company’s common stock not be less than $1.00 per share for a period of 30 consecutive trading days.

Under NYSE rules, the Company will regain compliance if, during the six month period following receipt of the NYSE notice and on the last trading day of any calendar month, Halcón’s common stock price per share and 30 trading-day average share price is at least $1.00.  During this period, the Company’s common stock will continue to be traded on the NYSE, subject to compliance with other NYSE listing requirements.  Halcón intends to notify the NYSE of its intent to cure this deficiency, to the extent it becomes necessary.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements and does not cause an event of default under any of Halcón’s debt agreements.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices, as well as risks relating to the satisfaction of the conditions precedent to completing the exchange transactions and the Company’s ability to consummate the exchange transactions for any of its unsecured debt securities referenced above and other risks discussed in Halcón’s Annual Report on Form 10-K for the year ended December 31, 2014 and other subsequent filings with the Securities and Exchange Commission.  Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof.  The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in Halcón’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:
Scott M. Zuehlke
VP, Investor Relations
Halcón Resources
(832) 538-0314